Free Writing Prospectus dated as of August 17, 2007
                                                    Filed Pursuant to Rule 433
                                                  Registration No.: 333-142235


UPDATE No. 1 to the Free Writing Prospectus dated August 9, 2007 (the "August 9th FWP") relating to the ML-CFC Commercial Mortgage Trust 2007-8, Commercial Mortgage Pass-Through Certificates, Series 2007-8 (the "Certificates").

STRUCTURAL UPDATE

The revised Certificate structure is as follows:

          Commercial Mortgage Pass-Through Certificates, Series 2007-8


                                                             Approx. %
                                                               of
                            Approx.      Approx. Initial     Initial                      Approx.      Weighted
            Expected        % Total      Total Principal     Mortgage    Pass-Through     Initial      Average
         Ratings Fitch/     Credit     Balance or Notional     Pool          Rate       Pass-Through    Life         Principal
Class          S&P          Support         Amount(1)        Balance     Description      Rate(2)      (Years)(3)    Window(3)
----------------------------------------------------------------------------------------------------------------------------------
Offered Certificates
A-1        AAA/AAA          30.000%        $  37,260,000       1.530%                        %           2.96       9/07 - 6/12
A-2        AAA/AAA          30.000%        $ 122,485,000       5.029%                        %           7.01       6/14 - 5/16
A-SB       AAA/AAA          30.000%        $  72,676,000       2.984%                        %           7.27       6/12 - 3/17
A-3        AAA/AAA          30.000%        $ 655,815,000      26.929%                        %           9.79       3/17 - 7/17
AM         AAA/AAA          20.000%        $ 126,891,000       5.210%                        %           9.87       7/17 - 7/17
AJ         AAA/AAA          11.375%        $ 109,443,000       4.494%                        %           9.94       7/17 - 8/17
A-1A       AAA/AAA          30.000%        $ 816,519,000      33.528%                        %           8.38       9/07 - 6/17
AM-A       AAA/AAA          20.000%        $ 116,645,000       4.790%                        %           9.82       6/17 - 7/17
AJ-A       AAA/AAA          11.375%        $ 100,607,000       4.131%                        %           9.95       7/17 - 8/17
B          AA+/AA+          10.875%        $  12,177,000       0.500%                        %           9.96       8/17 - 8/17
C          AA/AA            9.250%         $  39,575,000       1.625%                        %           9.96       8/17 - 8/17
D          AA-/AA-          8.125%         $  27,398,000       1.125%                        %           9.96       8/17 - 8/17
E          A+/A+            7.750%         $   9,132,000       0.375%                        %           9.96       8/17 - 8/17
F          A/A              7.000%         $  18,266,000       0.750%                        %           9.96       8/17 - 8/17
Certificates Not Offered(4)
G          A-/A-            6.125%         $  21,309,000       0.875%                        %           9.96       8/17 - 8/17
H          BBB+/BBB+        4.750%         $  33,486,000       1.375%                        %           9.96       8/17 - 8/17
J          BBB/BBB          3.750%         $  24,354,000       1.000%                        %           9.96       8/17 - 8/17
K          BBB-/BBB-        3.125%         $  15,221,000       0.625%                        %           9.96       8/17 - 8/17
L          BB+/BB+          2.500%         $  15,221,000       0.625%                        %           9.96       8/17 - 8/17
M          BB/BB            2.125%         $   9,133,000       0.375%                        %           9.96       8/17 - 8/17
N          BB-/BB-          2.000%         $   3,044,000       0.125%                        %           9.96       8/17 - 8/17
P          B+/B+            1.875%         $   3,044,000       0.125%                        %           9.96       8/17 - 8/17
Q          B/B              1.625%         $   6,089,000       0.250%                        %           9.96       8/17 - 8/17
S          B-/B-            1.500%         $   3,044,000       0.125%                        %           9.96       8/17 - 8/17
T          NR/NR            0.000%         $  36,530,703       1.500%                        %           10.37      8/17 - 8/22
X          AAA/AAA             N/A        $2,435,364,703(5)     N/A       Variable           %            N/A           N/A

------------

(1) In the case of each such class, subject to a permitted variance of plus or minus 5.0%.

(2) The pass-through rates on the class A-1, A-2, A-SB, A-3, AM, AJ, A-1A, AM-A, AJ-A, B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates will equal any one of (i) a fixed rate, (ii) the weighted average of certain net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a rate equal to the lesser of a specified pass-through rate and the weighted average of certain net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) and (iv) the weighted average of certain net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) less a specified percentage.

(3) As of the cut-off date. The weighted average life and principal window were calculated assuming no prepayments will be made on the mortgage loans prior to their related maturity dates (except in the case of loans with anticipated repayment dates ("ARD loans"), which are assumed to prepay on their anticipated repayment dates) and the other Modeling Assumptions that will be described in the prospectus supplement.

(4) Not offered pursuant to the prospectus supplement. Any information provided herein regarding the characteristics of these classes of certificates is provided only to enhance your understanding of the offered certificates.

(5) The class X certificates will not have a certificate principal balance and their holders will not receive distributions of principal, but such holders will be entitled to receive payments of the aggregate interest accrued on the notional amount of each of the components of the class X certificates.

Loan Groups. For purposes of making distributions to the class A-1, A-2, A-SB, A-3, AM, AJ, A-1A, AM-A and AJ-A certificates, the pool of mortgage loans will be deemed to consist of two distinct groups, loan group 1 and loan group 2.

Interest Distributions. Each class of certificates will be entitled on each distribution date to interest accrued during the prior calendar month at its pass-through rate for such distribution date on the outstanding certificate balance of such class immediately prior to such distribution date. Interest on the offered certificates will be calculated on the basis of twelve 30-day months and a 360-day year. Subject to available funds, distributions of interest will be made with respect to the following classes of certificates in the following order on each distribution date: first, the class A-1, A-2, A-SB, A-3, A-1A and X certificates, pro rata and pari passu; second, the class AM and AM-A certificates, pro rata and pari passu; third, the class AJ and AJ-A, pro rata and pari passu; and then the respective remaining classes of certificates with principal balances, sequentially in alphabetical order of class designation. In general, payments of interest in respect of the class A-1, A-2, A-SB, A-3, AM and AJ certificates will be made to the extent of available funds attributable to the mortgage loans in loan group 1, payments of interest in respect of the class A-1A, AM-A and AJ-A certificates will be made to the extent of available funds attributable to the mortgage loans in loan group 2, and payments of interest in respect of the class X certificates will be made to the extent of available funds attributable to mortgage loans in both loan groups. However, if the funds available for those distributions of interest on any distribution date are insufficient to pay in full the total amount of interest to be paid with respect to any of the class A-1, A-2, A-SB, A-3, AM, AJ, A-1A, AM-A, AJ-A and/or X certificates, then funds available for distribution will be allocated first to the class A-1, A-2, A-SB, A-3, A-1A and/or X certificates pro rata in accordance with their interest entitlements, without regard to loan groups, second to the class AM and AM-A certificates pro rata in accordance with their interest entitlements, without regard to loan groups, and third to the class AJ and AJ-A certificates pro rata in accordance with their interest entitlements, without regard to loan groups.

Principal Distributions. Except as described below, principal will be distributed on each distribution date, to the extent of available funds, to the most senior class of sequential pay certificates outstanding until its certificate balance is reduced to zero. Payments of principal will generally be made, to the extent of available funds (i) to the class A-1 certificates, the class A-2 certificates, the class A-SB certificates, the class A-3 certificates, the class AM certificates and the class AJ certificates, in that order, in an amount equal to the funds received or advanced with respect to principal on mortgage loans in loan group 1 and, after the principal balances of the class A-1A, class AM-A and class AJ-A certificates have been reduced to zero, the funds received or advanced with respect to principal on mortgage loans in loan group 2, in each case until the principal balance of the subject class of certificates is reduced to zero, and (ii) to the class A-1A certificates, the class AM-A certificates and the class AJ-A certificates, in that order, in an amount equal to the funds received or advanced with respect to principal on mortgage loans in loan group 2 and, after the principal balances of the class A-1, class A-2, class A-SB, class A-3, class AM and class AJ certificates have been reduced to zero, the funds received or advanced with respect to principal on mortgage loans in loan group 1, in each case, until the principal balance of the subject class of certificates is reduced to zero. Notwithstanding the foregoing, on any distribution date as of which the principal balance of the class A-SB certificates is required to be paid down to its scheduled principal balance for that distribution date in accordance with the schedule attached as Attachment A-1, distributions of principal will be made, to the extent of available funds, to reduce the principal balance of the class A-SB certificates to its scheduled principal balance for the subject distribution date, out of the funds received or advanced with respect to principal on the mortgage loans in loan group 1 (prior to any distributions of principal from those loan group 1 funds to any other class of certificates on that distribution date) and, after the principal balances of the class A-1A, class AM-A and AJ-A certificates have been reduced to zero, out of the funds received or advanced with respect to principal on mortgage loans in loan group 2 (prior to any distributions of principal with respect to the class A-1, A-2 and A-3 certificates on that distribution date). Following retirement of the class A-1, A-2, A-SB, A-3, AM, AJ, A-1A, AM-A and AJ-A certificates, amounts distributable as principal will be distributed on each distribution date, to the extent of available funds, to the class B, C, D, E, F, G, H, J, K, L, M, N, P, Q, S and T certificates, in that order, in each case until the related certificate balance of the subject class of certificates is reduced to zero. If, due to losses, the certificate balances of the class AM, AM-A, AJ and AJ-A certificates through the class T certificates are reduced to zero, payments of principal to the class A-1, A-2, A-SB, A-3 and A-1A certificates (to the extent that any two or more of these classes are outstanding) will be made on a pro rata and pari passu basis.

Losses. Losses realized on the mortgage loans and certain default-related and other unanticipated expenses, if any, will be allocated to the class T, S, Q, P, N, M, L, K, J, H, G, F, E, D, C and B certificates, in that order, and then, on a pro rata and pari passu basis, to the class AJ certificates and the class AJ-A certificates, and then, on a pro rata and pari passu basis, to the class AM certificates and the class AM-A certificates, and then, on a pro rata and pari passu basis, to the class A-1, A-2, A-SB, A-3 and A-1A certificates.

Prepayment Premiums and Yield Maintenance Charges. Any prepayment premiums or yield maintenance charges collected will be distributed to certificate holders on the distribution date following the collection period in which the prepayment premium was received. On each distribution date, the holders of each class of offered certificates and the class G, H, J and K certificates then entitled to principal distributions (to the extent such prepayment premium or yield maintenance charge is collected from mortgage loans in the loan group, if applicable, from which such class of certificates is receiving payments of principal) will be entitled to a portion of prepayment premiums or yield maintenance charges.

Attachment A-1 contains the updated Class A-SB Planned Principal Balance Schedule. The information contained in the column entitled "Principal Balance ($)" on Attachment A-1 replaces the analogous information contained in the August 9th FWP in its entirety.

                                 Attachment A-1

                  CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE


                        Principal
Distribution           Balance ($)

09/2007            $   72,676,000.00
10/2007            $   72,676,000.00
11/2007            $   72,676,000.00
12/2007            $   72,676,000.00
01/2008            $   72,676,000.00
02/2008            $   72,676,000.00
03/2008            $   72,676,000.00
04/2008            $   72,676,000.00
05/2008            $   72,676,000.00
06/2008            $   72,676,000.00
07/2008            $   72,676,000.00
08/2008            $   72,676,000.00
09/2008            $   72,676,000.00
10/2008            $   72,676,000.00
11/2008            $   72,676,000.00
12/2008            $   72,676,000.00
01/2009            $   72,676,000.00
02/2009            $   72,676,000.00
03/2009            $   72,676,000.00
04/2009            $   72,676,000.00
05/2009            $   72,676,000.00
06/2009            $   72,676,000.00
07/2009            $   72,676,000.00
08/2009            $   72,676,000.00
09/2009            $   72,676,000.00
10/2009            $   72,676,000.00
11/2009            $   72,676,000.00
12/2009            $   72,676,000.00
01/2010            $   72,676,000.00
02/2010            $   72,676,000.00
03/2010            $   72,676,000.00
04/2010            $   72,676,000.00
05/2010            $   72,676,000.00
06/2010            $   72,676,000.00
07/2010            $   72,676,000.00
08/2010            $   72,676,000.00
09/2010            $   72,676,000.00
10/2010            $   72,676,000.00
11/2010            $   72,676,000.00
12/2010            $   72,676,000.00
01/2011            $   72,676,000.00
02/2011            $   72,676,000.00
03/2011            $   72,676,000.00
04/2011            $   72,676,000.00
05/2011            $   72,676,000.00
06/2011            $   72,676,000.00
07/2011            $   72,676,000.00
08/2011            $   72,676,000.00
09/2011            $   72,676,000.00
10/2011            $   72,676,000.00
11/2011            $   72,676,000.00
12/2011            $   72,676,000.00
01/2012            $   72,676,000.00
02/2012            $   72,676,000.00
03/2012            $   72,676,000.00
04/2012            $   72,676,000.00
05/2012            $   72,676,000.00
06/2012            $   72,675,933.37
07/2012            $   71,754,276.01
08/2012            $   70,781,118.59
09/2012            $   69,726,101.84
10/2012            $   68,500,212.09
11/2012            $   67,433,343.47
12/2012            $   66,195,924.40
01/2013            $   65,117,082.07
02/2013            $   64,032,634.17
03/2013            $   62,449,239.80
04/2013            $   61,350,926.53
05/2013            $   60,082,918.60
06/2013            $   58,972,308.38
07/2013            $   57,692,338.16
08/2013            $   56,569,304.58
09/2013            $   55,440,435.14
10/2013            $   54,142,702.63
11/2013            $   53,001,222.12
12/2013            $   51,691,221.74
01/2014            $   50,537,000.50
02/2014            $   49,376,780.88
03/2014            $   47,724,590.89
04/2014            $   46,549,752.54
05/2014            $   45,207,302.14
06/2014            $   44,019,398.17
07/2014            $   42,664,220.13
08/2014            $   41,463,119.69
09/2014            $   40,255,736.49
10/2014            $   38,881,626.93
11/2014            $   37,660,825.41
12/2014            $   36,273,662.70
01/2015            $   35,039,304.88
02/2015            $   33,798,531.01
03/2015            $   32,073,203.12
04/2015            $   30,817,009.45
05/2015            $   29,395,417.73
06/2015            $   28,125,303.81
07/2015            $   26,690,170.66
08/2015            $   25,405,993.34
09/2015            $   24,115,140.27
10/2015            $   22,659,832.35
11/2015            $   21,354,702.60
12/2015            $   19,885,506.52
01/2016            $   18,565,953.27
02/2016            $   17,239,539.85
03/2016            $   15,593,048.08
04/2016            $   14,251,177.67
05/2016            $   12,746,244.26
06/2016            $   11,410,601.68
07/2016            $    9,913,548.09
08/2016            $    8,563,167.11
09/2016            $    7,205,760.03
10/2016            $    5,687,534.12
11/2016            $    4,315,164.60
12/2016            $    2,782,383.35
01/2017            $    1,394,897.38
02/2017            $          191.71
03/2017 and
thereafter                      0.00

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-142235) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.

Information in this material regarding any assets backing any securities described or referred to herein supersedes all prior information regarding such assets.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Countrywide Securities Corporation, KeyBanc Capital Markets Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy and sell, the securities described or referred to herein or derivatives thereof (including options).

Any legends, disclaimers or other notices or language that may appear in the text of, at the bottom of, or attached to, an email communication to which this material may have been attached, that are substantially similar to or in the nature of the following disclaimers, statements or language, are not applicable to these materials and should be disregarded:

o disclaimers regarding accuracy or completeness of the information contained herein or restrictions as to reliance on the information contained herein by investors;

o  disclaimers of responsibility or liability;

o statements requiring investors to read or acknowledge that they have read or understand the registration statement or any disclaimers or legends;

o language indicating that this communication is neither a prospectus nor an offer to sell or a solicitation or an offer to buy;

o statements that this information is privileged, confidential or otherwise restricted as to use or reliance; and

o a legend that information contained in these materials will be superseded or changed by the final prospectus, if the final prospectus is not delivered until after the date of the contract for sale.

Such legends, disclaimers or other notices have been automatically generated as
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